Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OPENTABLE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

OPENTABLE, INC.
One Montgomery Street, 7th Floor
San Francisco, California 94104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2014

To the Stockholders of OpenTable, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of OpenTable, Inc., a Delaware corporation (the "Company"), will be held on June 11, 2014, at 11:00 a.m. local time, at the Galleria Park Hotel, 191 Sutter Street, San Francisco, California for the following purposes:

  1.
  To elect two directors, named in the accompanying Proxy Statement, to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

  2.
  To ratify the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014;

  3.
  To hold an advisory vote on the approval of named executive officer compensation as disclosed in these materials;

  4.
  To approve the amendment and restatement of the 2009 Equity Incentive Award Plan; and

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 14, 2014 can vote at this meeting or any adjournments that take place.

        Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement and FOR the approval of the amendment and restatement of the 2009 Equity Incentive Award Plan as described in Proposal No. 4 of the Proxy Statement.

        For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.

        The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

        You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

I. Duncan Robertson Chief Financial Officer & Secretary
San Francisco, California April 25, 2014

OPENTABLE, INC.
One Montgomery Street, 7th Floor
San Francisco, California 94104
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2014

        The Board of Directors of OpenTable, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 11, 2014, at 11:00 a.m. local time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at the Galleria Park Hotel, 191 Sutter Street, San Francisco, California 94104. We intend to mail this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Annual Report to Stockholders on or about April 25, 2014, to stockholders of record as of April 14, 2014 (the "Record Date"). For those stockholders receiving a Notice of Internet Availability of Proxy Materials, we intend to mail the Notice of Internet Availability of Proxy Materials on or about April 25, 2014, to stockholders of record as of the Record Date. The only voting securities of OpenTable are shares of common stock, $0.0001 par value per share (the "common stock"), of which there were 23,504,333 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

        In this Proxy Statement, we refer to OpenTable, Inc. as the "Company," "OpenTable," "we" or "us" and the Board of Directors as the "Board." When we refer to OpenTable's fiscal year, we mean the twelve-month period ending December 31 of the stated year.

        The Company's Annual Report to Stockholders, which contains consolidated financial statements for fiscal 2013, accompanies this Proxy Statement. You also may obtain a copy of the Company's Annual Report on Form 10-K for fiscal 2013 that was filed with the Securities and Exchange Commission (the "SEC"), without charge, by writing to our Investor Relations department at the above address. The Company's Annual Report on Form 10-K is also available in the "Investor Relations" section of our website at http://investors.opentable.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 14, 2014 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 23,504,333 shares of common stock issued and outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If, on April 14, 2014, your shares were registered directly in your name with OpenTable's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If, on April 14, 2014, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

        You are being asked to vote FOR:

  •
  the election of two Class II directors to hold office until our 2017 Annual Meeting of Stockholders;

  •
  the ratification of the selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

  •
  the approval, on an advisory basis, of the compensation of the Company's named executive officers; and

  •
  the approval of the amendment and restatement of the 2009 Equity Incentive Award Plan.

        In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

        You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

        For the election of directors, you may either vote "For" the two nominees or you may "Withhold" your vote for any nominee you specify. For the ratification of the selection of the Company's independent auditors, the advisory vote on named executive officer compensation and the approval of the amendment and restatement of the 2009 Equity Incentive Award Plan, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are as follows:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you received only the Notice of Internet Availability of Proxy Materials, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

  •
  To vote by proxy over the Internet, follow the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials.

  •
  To vote by telephone, you may vote by proxy by calling the toll free number found on the proxy card.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

        Broadridge Financial Services, Inc. ("Broadridge") has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

        With respect to Proposal No. 1, the election of directors, the two directors receiving the highest number of votes will be elected. With respect to Proposal Nos. 2, 3 and 4, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.

        If your shares are held by a broker on your behalf (that is, in "street name"), and you do not instruct the broker as to how to vote these shares on Proposal No. 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. However, "broker non-votes" will be considered present and entitled to vote at the Annual Meeting for purposes of establishing a quorum and therefore will be counted towards determining whether or not a quorum is present. With respect to Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

        If stockholders abstain from voting, including brokers holding their clients' shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, because approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposal Nos. 2, 3 and 4, will have the same effect as an "Against" vote.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2014.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

        You may vote by proxy via the Internet by following the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials. You may also vote by proxy by calling the toll-free number found on the proxy card, if you request printed copies of the proxy materials by mail, or by calling the toll-free number provided on the website listed on your Notice of Internet Availability of Proxy Materials. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 10, 2014. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

        If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted "For" the election of each of the two nominees for director, "For" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, "For" the approval, on an advisory basis, of named executive officer compensation and "For" the approval of the amendment and restatement of the 2009 Equity Incentive Award Plan. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

        If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy with a later date.

  •
  You may submit another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed).

  •
  You may send a written notice that you are revoking your proxy to OpenTable's Secretary at One Montgomery Street, 7th Floor, San Francisco, California 94104.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 26, 2014, to OpenTable's Secretary at One Montgomery Street, 7th Floor, San Francisco, California 94104. If you wish to submit a proposal that is not to be included in next year's proxy materials pursuant to the SEC's stockholder proposal procedures or to nominate a director, you must do so between February 11, 2015 and March 13, 2015; provided that if the date of the annual meeting is earlier than May 12, 2015 or later than August 10, 2015, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 23,504,333 shares outstanding and entitled to vote. Accordingly, 11,752,167 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board currently consists of seven directors, divided into the three following classes:

  •
  Class I directors:  Thomas H. Layton and Matthew Roberts; whose current terms will expire at the annual meeting of stockholders to be held in 2016;

  •
  Class II directors:  J. William Gurley and Daniel Meyer; whose current terms will expire at the Annual Meeting; and

  •
  Class III directors:  A. George "Skip" Battle, Robert Hohman and Paul Pressler; whose current terms will expire at the annual meeting of stockholders to be held in 2015.

        At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

        Messrs. Gurley and Meyer have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE.

        The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Thomas H. Layton	51	Chairman of the Board	1999
Matthew Roberts	46	Chief Executive Officer, President and Director	2011
Class II Directors for election at the 2014 Annual Meeting of Stockholders
J. William Gurley(1)(3)	47	Director	2000
Daniel Meyer(1)	56	Director	2000
Class III Directors whose terms expire at the 2015 Annual Meeting of Stockholders
A. George "Skip" Battle(1)(2)(3)	70	Director	2006
Robert Hohman(2)	43	Director	2012
Paul Pressler(2)(3)	57	Director	2008

(1)
Member of the Compensation Committee of the Board.

(2)
Member of the Audit Committee of the Board.

(3)
Member of the Nominating and Corporate Governance Committee of the Board.

        Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors' individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

        J. William Gurley has served on our Board since October 2000. Mr. Gurley is a general partner of Benchmark Capital, a venture capital firm, which he joined in March 1999. Prior to joining Benchmark Capital, Mr. Gurley was a partner with Hummer Winblad Venture Partners, a venture capital firm, and a research analyst for Credit Suisse First Boston, an investment bank. Mr. Gurley is currently a member of the boards of directors of Zillow, Inc., a real estate information marketplace, and several private companies. Mr. Gurley previously served as a member of the boards of directors of Ubiquiti Networks, Inc., a communications technology company, from March 2012 to December 2012, Shopping.com, which was acquired by eBay, Inc., from 1999 until 2005, and JAMDAT Mobile Inc., which was acquired by Electronic Arts, Inc., from 2003 until 2006. Mr. Gurley holds a Master of Business Administration degree from the University of Texas and a Bachelor of Science degree in Computer Science from the University of Florida. In addition to the foregoing, our Board has concluded that Mr. Gurley should serve as a director on our Board due to his judgment in assessing business strategies and his knowledge of the Internet industry. His aptitude and accomplishments in these areas help our Board to effectively evaluate our business processes and technology initiatives, promoting alignment of those initiatives with our strategic goals.

        Daniel Meyer has served on our Board since February 2000. Mr. Meyer is the chief executive officer of Union Square Hospitality Group ("USHG"), which he has led since 1996. USHG owns and operates a number of restaurants including Union Square Café, Gramercy Tavern, Maialino and The Modern, which have been featured in the Michelin Guide, The New York Times and Zagat Surveys. Mr. Meyer is currently a member of the boards of directors of the Container Store, a retailer of storage and organization products, and Sotheby's, an auctioneer of fine and decorative art, jewelry and collectibles, as well as the following not-for-profit organizations: Share Our Strength, City Harvest and the Irving Harris Foundation. Mr. Meyer is also a member of the executive committees of the Union Square Partnership and NYC & Co. Mr. Meyer holds a Bachelor degree in Political Science from Trinity College. Mr. Meyer is an award-winning restaurateur with extensive knowledge of all aspects of the restaurant business. Our Board has concluded that Mr. Meyer should serve as director on our Board due to his knowledge of the restaurant industry, which is invaluable to our Board's discussions of the Company's business strategy and product development.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

        A. George "Skip" Battle has served on our Board since December 2006. From January 2004 to July 2005, Mr. Battle served as executive chairman of Ask Jeeves, Inc., an Internet search engine company, and from December 2000 to January 2004 he served as chief executive officer of Ask Jeeves, Inc. From December 1995 to January 2006, Mr. Battle served as a member of the board of directors for PeopleSoft, Inc., an enterprise software company, from August 1996 to June 2002 he served as a member of the board of directors for Barra, Inc., a software company, from 1997 to December 2012, he served as a member of the board of the Masters Select family of mutual funds and from 2005 to April 2011 he served as a member of the board of directors for Advent Software, Inc. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm's executive committee. Mr. Battle is currently the chairman of the board of directors for Fair Isaac Corporation, an analytic products company, and is also a member of the boards of directors of Netflix, Inc., an Internet subscription service for movies and television shows, Expedia, Inc., an online travel reservations provider, LinkedIn Corporation, an Internet professional network provider, and Workday, Inc., a provider of enterprise cloud applications for human resources and finance. Mr. Battle holds a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts degree in Economics from Dartmouth College. Our Board has concluded that Mr. Battle should serve as a director on our Board due to his extensive background in public accounting and auditing, as well as his experience in the Internet industry. Mr. Battle qualifies as an "audit committee financial expert" under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

        Robert Hohman is a co-founder of Glassdoor, Inc., an online provider of job and career information, and has served as its chief executive officer since April 2007. From October 2004 to May 2006, Mr. Hohman served as the president of Hotwire, Inc., a leading discount travel site and division of Expedia, Inc., an online travel provider. From March 2003 to October 2004, Mr. Hohman served as president of classic custom vacation at Expedia, and from 1999 to 2003 as senior vice president of cruise and package at Expedia. Mr. Hohman holds a Master's degree and a Bachelor of Science degree in Computer Science from Stanford University. Our Board has concluded that Mr. Hohman should serve as a director on our Board due to his experience as a seasoned Internet executive, with extensive experience with both public and private companies. Mr. Hohman provides expertise in online business strategy, marketing, finance and operations. In addition, Mr. Hohman brings entrepreneurial and business-building skills and experience to OpenTable, having successfully founded and grown Glassdoor, Inc.

        Paul Pressler has served on our Board since March 2008. Mr. Pressler has been a partner at Clayton, Dubilier & Rice, Inc., a private equity firm, since October 2010, and prior to that, served as advisory partner since July 2009. Previously, Mr. Pressler was president and chief executive officer of Gap, Inc. from September 2002 to January 2007. He also served on Gap, Inc.'s board of directors from October 2002 until January 2007. Prior to joining Gap, Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was chairman of the company's global theme park and resorts division. Mr. Pressler also served as president of Disneyland, president of The Disney Stores and senior vice president of Disney Consumer Products. Mr. Pressler is a member of the board of directors of four private companies. Mr. Pressler previously served as a member of the boards of directors of Avon Products, Inc., a beauty products company, from July 2005 to April 2012 and Overture Acquisition Corp. from 2008 until 2010. Mr. Pressler holds a Bachelor of Science degree in Business Economics from the State University of New York at Oneonta. Mr. Pressler is a seasoned consumer products and retail executive, with extensive experience leading some of the world's best known brands. Our Board has concluded that Mr. Pressler should serve as a director on our Board due to his expertise in global online and offline business strategy, marketing, operations and talent management in large organizations. Mr. Pressler also provides guidance regarding financial matters and corporate governance. In addition, Mr. Pressler's service on other public company boards of directors, including specific experience on public company audit committees, provides him the necessary skills to serve on our Audit Committee and strengthens the Board's collective knowledge, capabilities and experience.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

        Thomas H. Layton has served on our Board since May 1999. From September 2001 to June 2007, Mr. Layton served as our chief executive officer. Since December 2011, Mr. Layton has served as the executive chairman of oDesk, Inc., a company providing an online workplace. From April 2011 to April 2012, Mr. Layton served as an entrepreneur in residence at Benchmark Capital, a venture capital firm. From June 2007 to July 2010, Mr. Layton was the chief executive officer of Metaweb Technologies, Inc., an Internet technology company. From November 1995 to June 1999, Mr. Layton served as president and chief operating officer and was co-founder of CitySearch, Inc., a company that provided online city guides, which later merged with Ticketmaster, Inc., an event ticketing agency. Prior to his experience at CitySearch, Mr. Layton served as chief financial officer of Score Learning Corporation, an educational services company, from April 1994 to October 1995, and as president and chief operating officer from March 1995 to October 1995. From January 1989 to August 1992, Mr. Layton served as vice president and general manager of MicroFinancial Corporation, an equipment leasing company. From 1986 to 1988, Mr. Layton was an associate consultant with The Boston Consulting Group. Mr. Layton is a member of the boards of directors of two private companies. Mr. Layton served as a member of the board of directors of Ancestry.com, from October 2009 to December 2012. Mr. Layton holds a Master of Business Administration degree from the Stanford Graduate School of Business and a Bachelor of Science degree from the University of North Carolina at Chapel Hill. Our Board has concluded that Mr. Layton should serve as a director on our Board due to his experience as a seasoned Internet executive with an extensive background in the Internet industry and related operations. Mr. Layton brings expertise in Internet business strategy, marketing and operations to our Board. In addition, Mr. Layton's prior service as our chief executive officer enables him to contribute institutional and operational knowledge of the Company to the Board.

        Matthew Roberts has served as our chief executive officer and president and as a member of our Board since June 2011. Mr. Roberts served as our chief financial officer from June 2005 to August 2011. Mr. Roberts served as chief financial officer of E-LOAN, Inc., a provider of loans, from December 2000 to May 2005 and vice president of finance of E-LOAN, Inc. from January 1999 to November 2000. Mr. Roberts previously served as corporate controller of NetDynamics, Inc., an enterprise software company, and held a general manager position with Berkeley Systems, Inc., a consumer entertainment software company. Mr. Roberts is a member of the boards of directors of

Xoom Corporation, a provider of online international consumer money transfer services, and a private company. Mr. Roberts is a Certified Public Accountant (inactive status) and holds a Bachelor of Science degree in Accounting from Santa Clara University. Our Board has concluded that Mr. Roberts should serve as a director on our Board due to his experience as our chief executive officer which gives him unique insights into the Company's challenges, opportunities and operations. In addition, Mr. Roberts' prior service as our chief financial officer enables him to contribute institutional and operational knowledge of the Company to the Board.

Executive Officers

        The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
I. Duncan Robertson	47	Chief Financial Officer
Michael Dodson	55	Senior Vice President, Sales
Joseph Essas	42	Chief Technology Officer

        I. Duncan Robertson has served as our chief financial officer since August 2011. Mr. Robertson served as chief financial officer of SnapStick, Inc., a mobile application software company, from May 2010 to July 2011. Prior to SnapStick, Mr. Robertson served as chief financial officer of Aricent Inc., a technology services company, from June 2005 to June 2009, and as vice president finance and investor relations at Flextronics, Inc., an electronics manufacturing services provider, from October 2001 to June 2005. Mr. Robertson is a member of the Board of Trustees of The San Francisco Foundation. Mr. Robertson is a Chartered Accountant and has a Bachelor of Commerce degree from the University of Cape Town and a Master of Business Administration degree from the University of Chicago Booth School of Business.

        Michael Dodson has served as our senior vice president of sales since March 2002. From June 2000 to December 2001, Mr. Dodson served as a principal at The Destination Group, a private equity firm. From September 1997 to June 2000, Mr. Dodson served as vice president/general manager in the establishment services division of American Express, Inc. Mr. Dodson holds a Master of Business Administration degree from New York University's Stern School and a Bachelor of Science degree in Finance from Florida State University.

        Joseph Essas has served as our chief technology officer since July 2012. From November 2010 to June 2012, Mr. Essas served as chief technology officer of eHarmony, Inc. ("eHarmony"), a provider of online matchmaking services, and vice president, engineering and operations of eHarmony from April 2008 to November 2010. Prior to eHarmony, Mr. Essas served in various positions at Yahoo! Inc., a digital media company, from June 2002 to April 2008, most recently as vice president, engineering. Mr. Essas is on the board of directors of Chrome River Technologies, Inc. and three non-profit organizations. Mr. Essas attended Jerusalem College of Technology.

Independence of the Board of Directors

        As required under The NASDAQ Stock Market rules and regulations, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the Board. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of The NASDAQ Stock Market, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the

Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Roberts, the Company's chief executive officer and president. For a description of relationships considered by the Board in making its independence determinations see "Certain Relationships and Related Transactions."

        As required under The NASDAQ Stock Market rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of The NASDAQ Stock Market rules and regulations.

Information Regarding the Board of Directors and its Committees

Board Responsibilities; Risk Oversight

        Our Board is responsible for, among other things, overseeing the conduct of the Company's business; reviewing and, where appropriate, approving the Company's major financial objectives, plans and actions; and reviewing the performance of the chief executive officer and other members of management based on reports from the compensation committee of the Board. Following the end of each fiscal year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to the governance of the Company, as well as a review of the committee structure and an assessment of the Board's compliance with the principles set forth in the Company's corporate governance guidelines. In fulfilling the Board's responsibilities, directors have full access to the Company's management and independent advisors. With respect to the Board's role in risk oversight of the Company, the audit committee of the Board discusses with management the Company's policies with respect to risk assessment and risk management and the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee reports to the full Board with respect to these matters, among others.

Board Leadership

        The Company is focused on its corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except Mr. Roberts, our president and chief executive officer, are independent. Our Board acts independently of management and regularly holds independent director sessions of the Board without members of management present.

        Our Board does not have a policy with respect to the separation of the offices of chairman of the Board and chief executive officer. Our Board believes that it is in the best interests of the Company for the Board to make a determination on this matter when it elects a new chairman or chief executive officer. Our Board has determined that, currently, the most effective leadership structure is to have a separate chairman of the Board, currently Mr. Layton, and chief executive officer, currently Mr. Roberts, as it provides us the best access to the judgments and experience of both individuals. In addition, this structure allows our chief executive officer to focus primarily on management and strategy responsibilities, while allowing our chairman to focus on leadership of the Board, providing feedback and advice to the chief executive officer and providing a channel of communication between the Board members and the chief executive officer. Our chairman presides over all Board meetings and works with the chief executive officer to develop agendas for Board meetings. The chairman advises the chief executive officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.

        In addition, we have a lead independent director, currently Mr. Pressler, whose responsibilities include: (1) presiding over executive sessions of independent directors; (2) serving as a liaison between Mr. Roberts and independent directors; (3) providing advice as to meeting agendas and schedules; and (4) calling meetings of independent directors. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

        Our Board has the following standing committees: an audit committee, a compensation committee, an equity incentive committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors' qualifications, independence and performance; approves the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the OpenTable engagement team as required by law; reviews our critical accounting policies and estimates; oversees any internal audit function and annually reviews the audit committee charter and the committee's performance. The current members of our audit committee are Mr. Battle, who is the chairman of the committee, and Messrs. Hohman and Pressler. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our Board has determined that Mr. Battle is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of The NASDAQ Stock Market. Messrs. Battle, Hohman and Pressler are independent directors as defined under the applicable rules and regulations of the SEC and The NASDAQ Stock Market for audit committee members. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the audit committee charter is available on the Company's website at http://investors.opentable.com/corporate-governance.cfm.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. In addition, the compensation committee is responsible for assessing compensation risk. In addition, our compensation committee has (a) the authority to retain compensation consultants, independent legal counsel and other compensation advisers, (b) the authority to fund such advisers and (c) the responsibility to consider certain independence factors before selecting such advisers, other than in-house legal counsel. In fulfilling its responsibilities, the compensation committee is entitled to delegate any or all of its responsibilities to a subcommittee of the committee, except that, as set forth in its charter, it may not delegate certain of its responsibilities with respect to officer and director compensation, plan administration or for any matters that involve executive compensation or any matters where it has been determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code by virtue of being approved by a committee of "outside directors" or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 by virtue of being approved by a committee of "non-employee directors." A copy of the compensation committee charter is available on the Company's website at http://investors.opentable.com/corporate-governance.cfm. The current members of our compensation committee are Mr. Gurley, who is the chairman of the committee, and Messrs. Battle and Meyer. All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Stock Market and the Internal Revenue Code.

Equity Incentive Committee

        The equity incentive committee of the Board consists of one employee director: Mr. Roberts. The equity incentive committee has authority to review and approve the stock options and restricted stock units granted to non-executive employees pursuant to the Company's 2009 Equity Incentive Award Plan within the guidelines established by the Board or compensation committee from time to time. The equity incentive committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the equity incentive committee.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The current members of our nominating and corporate governance committee are Messrs. Battle, Gurley and Pressler. A copy of the nominating and corporate governance committee charter is available on the Company's website at http://investors.opentable.com/corporate-governance.cfm.

        In recommending candidates for election to the Board, the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment; experience in the Company's industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the Company's operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

        The nominating and corporate governance committee will consider director candidates recommended by stockholders on the same basis as it considers all other candidates. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year's annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder's notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee's indirect and direct interests in shares of the Company's common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder's notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Secretary, at One Montgomery Street, 7th Floor, San Francisco, California 94104.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

        Our Board met five (5) times during the last fiscal year. The audit committee of the Board met nine (9) times, the compensation committee of the Board met six (6) times and the nominating and corporate governance committee of the Board met two (2) times during the last fiscal year. The equity incentive committee did not hold meetings in 2013, but acted by written consent four (4) times. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the periods in which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Three directors attended the annual meeting of stockholders in 2013.

Stockholder Communications with the Board of Directors

        Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company's Secretary, at One Montgomery Street, 7th Floor, San Francisco, California 94104. The Company's Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

        During the last fiscal year, the members of our compensation committee were Messrs. Gurley, Battle and Meyer. None of the members of our compensation committee is or has at any time been an officer of ours or is or has at any time during the past year been an employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. Mr. Meyer is the founder and chief executive officer of USHG. USHG is a restaurant customer of ours, and during our last fiscal year, USHG made aggregate payments to us of approximately $259,000. We currently expect that USHG will make aggregate payments to us in excess of $120,000 during 2014.

Risk Assessment and Compensation Practices

        Our compensation committee has reviewed the Company's compensation policies and practices for our employees as they relate to our risk management and, based upon this review, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.

        Specifically, we believe that the elements of our compensation program do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk taking. While our sales commission plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given the sales employees' other compensation opportunities and our internal control procedures, our compensation committee believes that the sales commission plans appropriately balance risk and the desire to focus certain employees on specific short-term goals important to the Company's success.

        A significant portion of the compensation provided to our executives, and a material amount of the compensation provided to other employees, is in the form of long-term equity awards that are important to help further align employee interests with those of the Company's stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.

        This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, "Risk Factors," in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of our Board has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

        To be approved, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm must receive a "For" vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an "Against" vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Principal Accountant Fees and Services

        The following table provides information regarding the fees incurred by Deloitte & Touche LLP for the fiscal years ended December 31, 2013 and 2012. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees	$1,219,500	$1,193,000
Audit-Related Fees	—	—
Tax Fees	33,000	20,000
All Other Fees	13,750	13,000

Total Fees	$1,266,250	$1,226,000

Audit Fees

        Audit fees of Deloitte & Touche LLP during the 2013 and 2012 fiscal years include the aggregate fees incurred for the audits of the Company's annual consolidated financial statements included in the

Company's Annual Reports on Form 10-K and the reviews of each of the quarterly consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, services rendered in connection with our registration statements on Form S-8 and other matters related to the SEC. In addition, for the fiscal year ended December 31, 2013, audit fees included $78,000 billed in connection with our acquisitions of Foodspotting, Inc., JustChalo Inc. and Quickcue, LLC, as well as the Rezbook business from Urbanspoon, an operating business of IAC/InterActiveCorp.

Audit-Related Fees

        For the fiscal years ended December 31, 2013 and 2012, there were no fees billed by Deloitte & Touche LLP for professional services rendered under "Audit-Related Fees" above.

Tax Fees

        Tax fees for the 2013 and 2012 fiscal years include fees billed for services rendered for federal, state and local consultation services.

All Other Fees

        Other fees include global equity professional services rendered in relation to our equity plan administration and for access to online accounting and tax research software applications and data.

Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investors.opentable.com/corporate-governance.cfm.

        The audit committee approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for fiscal years 2013 and 2012 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

        The audit committee considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP's independence and concluded they were.

 PROPOSAL NO. 3

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

        The Company is providing stockholders with an advisory (non-binding) vote on the approval of compensation programs for our named executive officers (sometimes referred to as "say on pay"). The Company currently intends to submit the compensation of the Company's named executive officers to the Company's stockholders annually, consistent with the advisory vote of the stockholders at the Company's 2011 Annual Meeting of Stockholders. Accordingly, you may vote on the following resolution at the 2014 Annual Meeting:

  "Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement."

        To be approved, this proposal must receive a "For" vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an "Against" vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for purposes of determining whether the proposal has been approved.

        This vote is nonbinding. The Board and the compensation committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described in detail under "Compensation Discussion and Analysis," our compensation programs are designed to motivate our executives to create a successful company over the long-term. Our philosophy is to make a greater percentage of an executive officer's compensation tied to long-term stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our compensation program, with its balance of short term incentives (including limited performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests.

        In 2013, approximately 47.3% of the votes cast at the 2013 Annual Meeting of Stockholders were in favor of our 2012 executive compensation program. As described more fully under "Compensation Discussion and Analysis," we engaged in outreach efforts with our stockholders as part of a comprehensive review of our executive compensation programs. As a result of our review, we took the following actions:

  •
  Engaged an independent compensation committee consultant, Barney & Barney;

  •
  Adopted a new peer group, comprised of companies in our industry sector and with similar geographic reach of operations meeting at least two of the three following factors: revenues under $800 million, headcount under 3,000 employees and market capitalization under $6 billion. We believe companies meeting these criteria best reflect those with whom we compete for executive talent, though we excluded companies that compete with us for talent that are much larger than us with respect to revenue, headcount and market capitalization. In addition, as of December 2013, we were at approximately the 80th percentile of this peer group with respect to net income and 67th percentile with respect to one year total stockholder return;

  •
  Amended our insider trading policy to prohibit hedging by our directors and officers, consistent with corporate governance best practices; and

  •
  Recommended to our board of directors that the evergreen provision in the 2009 Plan, which provides for an annual increase in the number of shares available for issuance under the 2009 Plan, be removed the next time the 2009 Plan is amended. Accordingly, the evergreen provision has been eliminated in the Amended and Restated 2009 Equity Incentive Plan, as described in Proposal No. 4 to this Proxy Statement.

We believe that with these changes reflect our ongoing commitment to sound compensation and governance principles.

        In addition, consistent with our approach to long-term equity compensation, we did not make any equity awards to our chief executive officer in 2013. Because we look to incentivize long-term performance we provide our named executive officers with multi-year grants intended to encourage long-term commitment and alignment with our stockholders. Our chief executive officer received a multi-year grant in 2012 which will not be vested until June 2015, the fourth anniversary of our chief executive officer's appointment, and, thus, we would expect the next grant we make to our chief executive officer to not begin vesting until 2015. Our compensation committee believes that this approach appropriately incentivizes our chief executive officer, and other named executive officers, to stay focused on the long-term success of our business rather than concentrating on strategies that may lead to short-term gains.

        Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

        The next say on pay vote will be held at the 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

2009 EQUITY INCENTIVE AWARD PLAN

Introduction

        On April 18, 2014, the Board adopted, subject to stockholder approval, the Amended and Restated 2009 Equity Incentive Award Plan (the "Restated 2009 Plan"). The Restated 2009 Plan constitutes an amendment and restatement of the OpenTable, Inc. 2009 Equity Incentive Award Plan (the "2009 Plan"). The effectiveness of the Restated 2009 Plan is subject to approval by the Company's stockholders and is recommended by the Board.

        Employees and consultants of the Company and certain of its subsidiaries, as well as members of the Board, are eligible to receive equity awards under the Restated 2009 Plan. The Restated 2009 Plan provides for the grant of stock options (both incentive stock options ("ISOs") and nonqualified stock options ("NQSOs")), restricted stock, restricted stock units ("RSUs"), deferred stock, stock appreciation rights ("SARs"), dividend equivalents, stock payments and performance awards to eligible individuals.

        Under the Restated 2009 Plan, we propose to increase the number of shares reserved for issuance from the amount reserved under the 2009 Plan, which we believe is necessary to help ensure that the Company has a sufficient reserve of shares available to attract and retain the services of key individuals essential to the Company's long-term growth and success. As of March 31, 2014, the equity awards available and outstanding under all our existing equity plans, which include the OpenTable, Inc. Amended and Restated 1999 Stock Plan (the "1999 Plan") and 2009 Plan, and their respective features, were as follows:

Options Outstanding	2,005,163
Full-Value Awards Outstanding	517,755
Shares Available for Grant	1,841,434
Weighted Average Exercise Price of Outstanding Options	$40.30
Weighted Average Remaining Term of Outstanding Options	7.41 years

        In addition, as a relatively new public company, we are interested in reinforcing our strong corporate governance practices, including with respect to equity awards. For this reason, the Restated 2009 Plan implements additional amendments to reflect compensation and governance best practices.

        In response to the advisory vote on executive compensation at our 2013 Annual Meeting of Stockholders, as discussed under "Compensation Discussion and Analysis," the Restated 2009 Plan also eliminates the evergreen provision in the 2009 Plan, which provided for an annual increase in the number of shares available for issuance under the 2009 Plan.

        The Restated 2009 Plan amends and restates the 2009 Plan as set forth below:

  •
  Share Reserve Increase and Elimination of Evergreen Provision.  The Restated 2009 Plan increases the aggregate number of shares reserved for issuance under the 2009 Plan by 1,350,000 shares, to a total of 6,494,477 shares plus that number of Shares subject to awards granted under the 1999 Plan that are forfeited or lapse unexercised and not issued under the 1999 Plan. The number of shares reserved for issuance under the Restated 2009 Plan is fixed and does not depend on the number of shares outstanding. Based on historical grant activity, we currently expect the number of shares reserved for issuance under the Restated 2009 Plan will be sufficient to provide for future awards for approximately two years, at which time we expect to ask our stockholders to approve additional share reserves.

  •
  Fungible Share Counting.  Under the Restated 2009 Plan, each "Full Value Award" (generally, an award that is settled in shares other than an option or SAR) will count against the share reserve as 1.66 shares.

  •
  Prohibition on Liberal Share Recycling.  The Restated 2009 Plan provides that shares subject to stock options that are withheld or surrendered to satisfy the exercise price or tax obligations of any stock options or SARs, shares subject to SARs not issued in connection with the stock settlement of a SAR upon exercise, and shares purchased on the open market with cash proceeds from the exercise of options may not be used again for new grants under the Restated 2009 Plan.

  •
  Payment of Dividends on Performance-Based Awards Upon Vesting.  Under the Restated 2009 Plan, dividends and dividend equivalents payable in connection with performance-based awards may only be paid out to the extent that the performance-based vesting conditions are satisfied and the shares underlying such awards are earned and vest.

  •
  Ten Year Term for SARs.  SARs granted under the Restated 2009 Plan will not have terms greater than ten years from the date of grant.

  •
  Annual Award Limits.  The Restated 2009 Plan provides for a limit on maximum number of shares that may be granted to any non-employee director in a calendar year, and a maximum limit of 1,000,000 shares or, for cash based awards, $1,000,000, to be subject to all awards granted to any employee during a single calendar year.

  •
  Prohibition on Repricing.  Under the Restated 2009 Plan, without stockholder approval, we may not amend any option or SAR to reduce the exercise price or replace any stock option or SAR with cash or any other award when the price per share of the stock option or SAR exceeds the fair market value of the underlying shares, except in connection with certain corporate transactions.

In addition to the above, we are asking stockholders to approve the Restated 2009 Plan to satisfy the stockholder approval requirements of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code").

        In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as "performance-based" under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our public stockholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the 2009 Plan, as proposed to be amended in the form of the Restated 2009 Plan, is discussed below, and stockholder approval of this Proposal No. 4 will be deemed to constitute approval of the material terms of the Restated 2009 Plan for purposes of the stockholder approval requirements of Section 162(m).

        Stockholder approval of the Restated 2009 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Restated 2009 Plan to qualify for the "performance-based" compensation exemption under Section 162(m), and submission of the material terms of the Restated 2009 Plan performance goals for stockholder approval should not be viewed as a guarantee that we will be able to deduct all compensation under the Restated 2009 Plan.

Nothing in this proposal precludes us or the compensation committee of the Board from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), provided, that if stockholders do not approve this Proposal No. 4, awards cannot be granted in excess of the current annual limits included in the 2009 Plan of 620,052 shares or, with respect to cash-based awards, $500,000.

        If stockholders do not approve this Proposal No. 4, the 2009 Plan will continue in full force and effect subject to the limitations set forth in the 2009 Plan.

Reasonable Equity Dilution and Key Historical Equity Metrics

        In its determination to approve the Restated 2009 Plan, our Board reviewed our historical grant practices, burn rate analyses and cost considerations. Specifically, our Board considered that in 2013, 2012 and 2011, we granted equity awards representing a total of approximately 405,249, 1,656,162 and 348,997 shares, respectively. These levels represent a three-year adjusted average burn rate of 4.3% of weighted average common shares outstanding calculated in accordance with a burn rate methodology published by Institutional Shareholder Services. In addition, if approved, the issuance of additional shares to be reserved under the Restated 2009 Plan would result in total voting power dilution of approximately 20%.

        In light of the factors described above, our Board believes the additional authorized shares being requested under the Restated 2009 Plan represents reasonable costs and potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.

        A summary of the principal provisions of the Restated 2009 Plan is set forth below. The summary is qualified by reference to the full text of the Restated 2009 Plan, which is attached as Appendix A to this Proxy Statement.

Material Terms of the Restated 2009 Plan

        Share reserve.    The aggregate number of shares of common stock reserved for issuance under the Restated 2009 Plan is 6,494,477 plus that number of Shares subject to awards granted under the 1999 Plan that are forfeited or lapse unexercised and not issued under the 1999 Plan, provided that the aggregate number of shares of common stock available for issuance under the Restated 2009 Plan will be reduced by 1.66 shares for each share of common stock delivered in settlement of any Full Value Award.

        The following counting provisions are in effect for the share reserve under the Restated 2009 Plan:

  •
  to the extent that an award that is not a Full Value Award is forfeited or expires or such award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the Restated 2009 Plan, and to the extent that a Full Value Award is forfeited or expires or such award is settled in cash without the delivery of shares, the shares available under the Restated 2009 Plan will be increased by 1.66 shares subject to such Full Value Award that is forfeited, expired or settled in cash;

  •
  to the extent shares are tendered or withheld to satisfy the exercise price or tax withholding obligation with respect to an option or SAR under the Restated 2009 Plan, such tendered or withheld shares will not be available for future grants under the Restated 2009 Plan;

  •
  to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the Restated 2009 Plan;

  •
  shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise will not be available for future grants under the Restated 2009 Plan;

  •
  shares purchased on the open market with the cash proceeds from the exercise of options will not be available for future grants under the Restated 2009 Plan;

  •
  the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated 2009 Plan; and

  •
  to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any affiliate will not be counted against the shares available for issuance under the Restated 2009 Plan.

        No individual may be granted stock-based awards under the Restated 2009 Plan covering more than 1,000,000 shares in any calendar year, and no individual may be paid more than an aggregate of $1,000,000 in cash with respect to one or more awards. In addition, no non-employee director may be granted awards covering more than 85,600 shares in any calendar year.

        Administration.    The compensation committee of our Board will administer the Restated 2009 Plan unless our Board assumes authority for administration. The compensation committee must consist of at least two members of our Board, each of whom is intended to qualify as an "outside director," within the meaning of Section 162(m), a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an "independent director" within the meaning of the rules of The NASDAQ Stock Market, or other principal securities market on which shares of our common stock are traded. Our compensation committee currently meets these requirements. The Restated 2009 Plan provides that the compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the Company to a committee consisting of one or more members of our Board or one or more of our officers.

        Subject to the terms and conditions of the Restated 2009 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Restated 2009 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the Restated 2009 Plan. Our Board may at any time remove the compensation committee as the administrator and re-vest in itself the authority to administer the Restated 2009 Plan. The full Board will administer the Restated 2009 Plan with respect to awards to non-employee directors.

        Eligibility.    Options, SARs, restricted stock and all other stock-based and cash-based awards under the Restated 2009 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees may be granted incentive stock options.

        Awards.    The Restated 2009 Plan provides that the administrator may grant or issue stock options, restricted stock, RSUs, deferred stock, SARs, dividend equivalents, stock payments, performance awards or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  •
  Nonqualified stock options will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQSOs may be granted for any term specified by the administrator, but may not exceed ten years.

  •
  Incentive stock options will be designed in a manner intended to comply with the provisions of Section 422 of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the Restated 2009 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

  •
  Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire. In the event dividends are paid prior to vesting with respect to restricted stock subject to performance-based vesting, such dividends shall only be paid out to the extent that the performance-based vesting conditions are subsequently satisfied and the share of restricted stock vests.

  •
  Restricted stock units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  •
  Deferred stock awards represent the right to receive shares of our common stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

  •
  Stock appreciation rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the Restated 2009 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs may be granted for any term specified by the administrator, but may not exceed ten years. SARs under the Restated 2009 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

  •
  Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the awards held by the participant. Dividend equivalents may be settled in cash or shares and at such times as determined by the compensation committee or Board, as applicable. Dividend equivalents may accrue on awards that vest based on the attainment of performance-based objectives, but shall not be payable unless and until such performance-based objectives are met.

  •
  Stock payments may be authorized by the administrator in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

  •
  Performance awards are generally based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance awards may include "phantom" stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

        Performance-based compensation under 162(m).    The administrator may grant awards to employees who are or may be "covered employees," as defined in Section 162(m) of the Code, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. With regard to a particular performance period, the administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by the Company or a subsidiary throughout the applicable performance period to be eligible for a performance-based award. Stock options and SARs granted under the Restated 2009 Plan should satisfy the exception for qualified performance-based compensation because the plan sets forth the maximum number of shares of common stock which may be subject to awards granted to any one participant during any calendar year, and the Company intends that they will be made by a qualifying administrator and that the per share exercise price of options and SARs must be at least equal to the fair market value of a share of common stock on the date of grant.

        Under the Restated 2009 Plan, pre-established performance goals for awards intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders' equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of common stock, (xvii) regulatory body approval for commercialization of a product, (xviii) implementation or completion of critical projects and (xix) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

        Change in control.    In the event of a change in control where the acquiror does not assume or replace awards granted under the Restated 2009 Plan, awards issued under the Restated 2009 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or the restrictions on such awards will lapse, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the Restated 2009 Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis. The administrator may also make appropriate adjustments to awards under the Restated 2009 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the Restated 2009 Plan, a change in control is generally defined as:

  •
  the transfer or exchange in a single or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

  •
  a change in the composition of our board of directors over a two-year period such that 50% or more of the members of the board were elected through one or more contested elections;

  •
  a merger, consolidation, reorganization or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company's outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

  •
  the sale, exchange, or transfer of all or substantially all of our assets; or

  •
  stockholder approval of our liquidation or dissolution.

        Adjustments of awards.    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to stockholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the Restated 2009 Plan or any awards under the Restated 2009 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments, including adjustments to:

  •
  the aggregate number and type of shares subject to the Restated 2009 Plan;

  •
  the terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

  •
  the grant or exercise price per share of any outstanding awards under the Restated 2009 Plan.

        Amendment and termination.    Our Board or the compensation committee (with Board approval) may terminate, amend or modify the Restated 2009 Plan at any time and from time to time. However, we must generally obtain stockholder approval:

  •
  to increase the number of shares available under the 2009 Plan (other than in connection with certain corporate events, as described above);

  •
  to amend the terms of outstanding awards to reduce the exercise price of outstanding options or SARs; or

  •
  cancel outstanding options or SARs in exchange for cash, other awards, or options or SARs with an exercise price that is less than the exercise price of the original options or SARs.

        No ISO may be granted pursuant to the Restated 2009 Plan after the tenth anniversary of the date the Restated 2009 Plan was approved by the Board.

Federal Income Tax Consequences

        The U.S. federal income tax consequences of the Restated 2009 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Restated 2009 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

        Section 409A of the Code.    Certain types of awards under the Restated 2009 Plan, including deferred stock and RSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated 2009 Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the administrator, the Restated 2009 Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

        Non-Qualified Stock Options.    For federal income tax purposes, if participants are granted non-qualified stock options under the Restated 2009 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

        Incentive Stock Options.    There is no taxable income to participants when participants are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an "item of adjustment" for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option's exercise (or the date of sale, if less) will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

        Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

        Restricted Stock.    For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will the Company then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock.

        Restricted Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the RSUs, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. RSUs may be subject to Section 409A of the Code, and the failure of any RSU that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.

        Deferred Stock.    The grantee generally will not have taxable income upon the issuance of the deferred stock and the Company will not then be entitled to a deduction. However, when deferred stock vests and is issued to the grantee, he or she will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred stock. Deferred stock may be subject to Section 409A of the Code, and the failure of any award of deferred stock that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed pursuant to Section 409A of the Code, and certain interest penalties may apply.

        Stock Appreciation Rights.    No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares of common stock received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

        Dividend Equivalents.    The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

        Stock Payments.    If the grantee receives a stock payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and the Company will have a deduction in the same amount.

        Section 162(m) of the Code.    As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation, subject to the exception for qualified performance-based compensation discussed above. The Restated 2009 Plan has been designed to permit the administrator to grant stock options, SARs and performance-based awards which may qualify as "qualified performance-based compensation."

New Plan Benefits

        Except with respect to grants of stock options that will be awarded to non-employee directors serving on our board of directors on the date of this Annual Meeting, which are shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Restated 2009 Plan will be determined in the discretion of our compensation committee in the future, and our compensation committee has not made any determination to make future grants to any persons under the Restated 2009 Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Restated 2009 Plan or the benefits that would have been received by such participants if the Restated 2009 Plan had been in effect in the year ended December 31, 2013.

Name and Position	Grants of Stock Options (#)
Matthew Roberts, Chief Executive Officer	—
I. Duncan Robertson, Chief Financial Officer	—
Michael Dodson, Senior Vice President, Sales	—
Joseph Essas, Chief Technology Officer	—
Executive Group	—
Non-Executive Director Group(1)	64,800
Non-Executive Officer Employee Group	—

(1)
Each non-employee director will receive a stock option to purchase 10,800 shares of our common stock, which will vest on the earlier of the first anniversary of the date of grant and the date of the first annual meeting held following the date of grant.

        The table below sets forth summary information concerning the number of shares of our common stock subject to stock options granted to certain persons under the 2009 Plan as of March 31, 2014. Stock options granted under the 2009 Plan typically have a maximum term of 10 years. The exercise price of all such stock options may not be less than 100% of the fair market value of the underlying share on the date of grant. As of April 11, 2014, the last trading day prior to the Record Date, the closing price of our common stock on The NASDAQ Stock Market was $72.48. Certain awards set forth in this table for the named executive officers were granted in 2013 and therefore also are included in the "2013 Summary Compensation Table" and in the "Grants of Plan-Based Awards in 2013 Table" set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2013 and therefore also are included in the table set forth under the section titled "Director Compensation" set forth in this Proxy Statement and are not additional awards.

Name and Position	Restricted Stock Units (#)	Stock Option Grants (#)	Weighted Average Exercise Price ($)
Matthew Roberts,	—	525,047	$37.94
Chief Executive Officer
I. Duncan Robertson,	—	141,645	39.23
Chief Financial Officer
Michael Dodson,	—	296,036	35.60
Senior Vice President, Sales
Joseph Essas,	—	200,000	37.69
Chief Technology Officer
All current executive officers as a group	—	1,162,728	37.46
All current directors who are not executive officers as a group	—	237,200	56.75
J. William Gurley,	—	32,400	61.64
Director
Daniel Meyer,	—	43,200	56.94
Director
Jeffrey Jordan,	—	283,507	25.78
Former Chief Executive Officer and Director
All employees except current executive officers as a group	777,800	2,099,616	39.69	(1)

(1)
Shares issuable upon vesting of restricted stock units have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.

        Adoption of the Restated 2009 Plan requires approval by the affirmative vote of a majority of the voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        The following table presents information as to the beneficial ownership of our common stock as of February 28, 2014 for:

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our directors;

  •
  each named executive officer as set forth in the summary compensation table below; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2014, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Percentage ownership of our common stock in the table is based on 23,476,598 shares of our common stock issued and outstanding on February 28, 2014. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o OpenTable, Inc., One Montgomery Street, 7th Floor, San Francisco, California 94104.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	2,304,120	0	2,304,120	9.81%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY10022	2,052,023	0	2,052,023	8.74%
Capital World Investors(4) 333 South Hope Street Los Angeles, CA 90071	1,695,000	0	1,695,000	7.22%
Wellington Management Company, LLP(5) 280 Congress Street Boston, MA 02210	1,635,026	0	1,635,026	6.96%
SMALLCAP World Fund, Inc.(6) 333 South Hope Street Los Angeles, CA 90071	1,590,000	0	1,590,000	6.77%
Capital Research Global Investors(7) 333 South Hope Street Los Angeles, CA 90071	1,570,840	0	1,570,840	6.69%
The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, PA 19355	1,395,619	0	1,395,619	5.94%
Waddell & Reed Financial, Inc.(9) 6300 Lamar Avenue Overland Park, KS 66202	1,181,551	0	1,181,551	5.03%
Directors and Executive Officers:
Matthew Roberts	0	370,874	370,874	1.55%
I. Duncan Robertson	0	78,493	78,493	*
Michael Dodson	0	108,646	108,646	*
Joseph Essas	0	8,334	8,334	*
A. George "Skip" Battle(10)	51,499	32,400	83,899	*
J. William Gurley(11)	144,450	21,600	166,050	*
Robert Hohman	0	12,000	12,000	*
Thomas H. Layton(12)	193,550	21,600	215,150	*
Daniel Meyer(13)	15,311	64,400	79,711	*
Paul Pressler	0	36,400	36,400	*
All 10 directors and executive officers as a group	404,810	754,657	1,159,467	4.79%

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of February 28, 2014. Reported numbers do not include options that vest more than 60 days after February 28, 2014.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. ("Price Associates"), a registered investment adviser, and T. Rowe Price New Horizons Funds, Inc. ("New Horizons Fund"), a registered investment company. These securities are owned by various individual and institutional investors, including New Horizons Fund, Inc., which owns 1,310,900 shares, representing 5.6% of the shares outstanding as of February 28, 2014, for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates reports having sole voting power over 440,220 shares and sole dispositive power over all shares. For purposes of the reporting requirement of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Based upon a Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc., in its capacity as a parent holding company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G), on behalf of itself and its subsidiaries, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., BlackRock Life Limited and BlackRock Investment Management (UK) Ltd. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares.

(4)
Based upon a Schedule 13G filed with the SEC on February 13, 2014 by Capital World Investors, an investment advisor, which is a division of Capital Research and Management Company ("CRMC").

(5)
Based upon a Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP ("Wellington Management"), an investment advisor. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 1,635,026 shares which are held of record by clients of Wellington Management. Such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wellington Management reports having sole voting power over zero shares, sole disposition power over zero shares, shared voting power over 1,358,639 shares and shared dispositive power over 1,635,026 shares.

(6)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2014 by SMALLCAP World Fund, Inc., a registered investment company, which is advised by CRMC. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. SMALLCAP World Fund, Inc. reports having sole voting power over 1,590,000 shares and no dispositive power over the shares.

(7)
Based upon a Schedule 13G filed with the SEC on February 13, 2014 by Capital Research Global Investors, an investment advisor, which is a division of CRMC.

(8)
Based upon a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc., a registered investment adviser, on behalf of itself and its wholly owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. reports having sole voting power over 31,424 shares, shared voting power over zero shares, sole dispositive power over 1,365,395 shares and shared dispositive power over 30,224 shares. Vanguard Fiduciary Trust Company is the beneficial owner of 30,224 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. is the beneficial owner of 1,200 shares as a result of its serving as investment manager of Australian investment offerings.

(9)
Based Schedule 13G, filed with the SEC on February 7, 2014, by Waddell & Reed Financial, Inc. ("WDR"), a parent holding company and a publicly traded company, Waddell & Reed Financial Services, Inc. ("WRFSI"), a parent holding company and subsidiary of WDR, Waddell & Reed, Inc. ("WRI"), a registered broker-dealer and underwriting subsidiary of WRFSI, Waddell & Reed Investment Management Company ("WRIMCO"), an investment advisory subsidiary of WRI, and Ivy Investment Management Company ("IICO"), an investment advisory subsidiary of WDR (collectively "Waddell & Reed"). The securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO or WRIMCO. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities. Waddell & Reed has sole voting power and sole dispositive power over 1,181,551 shares as follows: WDR holds 1,181,551 shares indirectly; WRFSI holds 515,521 shares indirectly; WRI holds 515,521 shares indirectly; WRIMCO holds 515,521 shares directly; and IICO holds 666,030 shares directly.

(10)
Includes 10,000 shares held by the Battle Family Foundation, 3,000 shares held by Mr. Battle's son, 3,000 shares held by Mr. Battle's daughter and 1,500 shares held by Mr. Battle's stepdaughter. Mr. Battle disclaims beneficial ownership of the shares held by the Battle Family Foundation and his son, daughter and stepdaughter.

(11)
Includes 25,000 shares held by JG & AG Family Partners, LP, a family partnership of which Mr. Gurley is the general partner. Mr. Gurley disclaims beneficial ownership of any shares (except to the extent of his pecuniary interest in such shares) other than any shares being reported herein as being directly owned by him.

(12)
Includes 193,550 shares held by the Layton Community Property Trust, dated November 29, 1999, as amended.

(13)
Includes 15,311 shares held by the Daniel H. Meyer Investment Trust.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

DIRECTOR COMPENSATION

        We do not provide any additional compensation to members of our Board who also serve as our employees for their service on our Board. We do not currently provide any cash compensation to our non-employee directors. Under our 2009 Plan, each non-employee director receives an initial stock option grant to purchase 32,000 shares of our common stock when he or she joins our Board, and thereafter an annual stock option grant to purchase 10,800 shares of our common stock on the date of each annual meeting of stockholders (provided that such non-employee director shall have served on our Board for at least six months prior to the date of such annual meeting). The shares subject to initial stock option grants vest as to 25% of the underlying shares on each anniversary of the date of grant, and subsequent annual stock option grants vest on the earlier of the first anniversary of the date of grant and the date of the first annual meeting held following the date of grant. The shares subject to the initial stock option grants and subsequent annual stock option grants automatically vest in full and become exercisable immediately prior to a change in control of the Company.

        Members of our Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board will not receive an initial stock option grant, but, to the extent that they are otherwise eligible, such persons will receive, after termination of employment with the Company, annual stock option grants as described in the preceding paragraph (with the date of his or her termination of employment being deemed to be his or her date of initial election to the Board).

        The following table sets forth information concerning the compensation of the Company's non-employee directors during 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
A. George ("Skip") Battle	$—	$303,070	$303,070
J. William Gurley	—	303,070	303,070
Robert Hohman	—	303,070	303,070
Jeffrey Jordan(2)	—	—	—
Thomas Layton	—	303,070	303,070
Daniel Meyer	—	303,070	303,070
Paul Pressler	—	303,070	303,070

(1)
The aggregate grant date fair value of these stock options was computed pursuant to FASB ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, our non-employee directors held options to purchase the following number of shares of our common stock: Mr. Battle (43,200), Mr. Gurley (32,400), Mr. Hohman (42,800), Mr. Jordan (0), Mr. Layton (32,400), Mr. Meyer (75,200) and Mr. Pressler (47,200).

(2)
Mr. Jordan ceased to be a director of our Company as of June 5, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the "2013 Summary Compensation Table" and the most important factors relevant to an analysis of these policies and decisions. These "named executive officers" for 2013 include Matthew Roberts, president and chief executive officer; I. Duncan Robertson, chief financial officer; Michael Dodson, senior vice president, sales; and Joseph Essas, chief technology officer.

Overview

        Fiscal 2013 Performance.    During 2013, our financial and stock price performance was strong. In North America, our installed restaurant base as of December 31, 2013 totaled 23,824, a 20% increase over December 31, 2012. Our stock price increased from $48.80 on December 31, 2012 to $79.37 on December 31, 2013, reflecting a one-year total stockholder return of 63%. In addition, our revenues grew to $190.1 million in 2013, an increase of 18% over our 2012 revenues, and our operating income totaled $46.4 million, an increase of 27% over 2012.

  Fiscal 2013 Compensation Highlights.

  •
  In response to the results of our 2013 advisory vote on executive compensation, as more fully described below under "—Stockholder Advisory Vote on Executive Compensation," we implemented a number of changes to our executive compensation program which we believe are responsive to stockholder feedback on our compensation programs and in line with current compensation and governance best practices, including adopting a new peer group, amending our insider trading policy to prohibit hedging by our directors and officers, and recommending the elimination of the "evergreen" provision in the 2009 Plan to our Board the next time the 2009 Plan is amended.

  •
  In addition, in 2013, we maintained base salaries to our named executive officers at their 2012 levels following a review of compensation data of our peer group.

  •
  We provided Messrs. Dodson and Essas with cash incentive opportunities targeted at $200,000 and $150,000, respectively, in order to appropriately align each of their incentives with our corporate sales and customer retention objectives and engineering objectives, respectively.

  •
  Consistent with our intention that stock option awards granted to our named executive officers in previous years serve as long-term equity incentives for multiple years, we did not grant any additional equity incentive awards in 2013.

        Compensation Philosophy and Objectives.    We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

  •
  attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic Internet and technology industry;

  •
  ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

  •
  motivate and reward executives whose knowledge, skills and performance ensure our continued success;

  •
  ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

  •
  ensure that total compensation is fair, reasonable and competitive.

        Most of our compensation components simultaneously fulfill one or more of these principles and objectives. These components consist of (1) base salary, (2) performance bonuses, (3) retention bonuses, (4) equity incentives, (5) retirement savings opportunity, (6) perquisites and health and welfare benefits and (7) post-termination benefits. We view each component of executive compensation as related but distinct, and we also review total compensation of our executive officers to ensure that our overall compensation objectives are met. Not all elements are provided to all named executive officers. Instead, we determine the appropriate level for each compensation component based on factors including our understanding of the market for executive talent in light of our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executives, our overall performance and other considerations we deem relevant.

        Our philosophy is to provide cash compensation at a competitive level while maintaining a significant portion of overall compensation in the form of variable compensation that is tied to our performance through stockholder returns. We believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, equity-based compensation will incentivize our executive officers to achieve these objectives. Except as described below, we have not adopted any formal policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

        Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Stockholder Advisory Vote on Executive Compensation

        At our 2013 Annual Meeting of Stockholders, our advisory vote on fiscal 2012 executive compensation, or the 2013 "say on pay" proposal, did not pass, with approximately 47.3% of the votes cast at the 2013 Annual Meeting of Stockholders in favor of the proposal. We believe that this outcome was in part due to how stockholders may have viewed the nature of Mr. Roberts' 2012 stock option grant. Mr. Roberts' 2012 stock option grant, along with his 2011 stock option grant, was intended to constitute the entirety of Mr. Roberts' long-term equity incentive compensation through the fourth anniversary of his appointment as our chief executive officer, or June 2015. In accordance with this intention, we did not grant Mr. Roberts any additional equity awards in fiscal 2013. We would expect the next grant we make to our chief executive officer to not begin vesting until 2015. Additional detail on Mr. Roberts' 2012 stock option grant and the 2013 say on pay proposal can be found in our supplemental proxy filing on Schedule 14A filed on May 24, 2013.

        Nonetheless, in light of the 2013 say on pay vote, we conducted a comprehensive review of our compensation programs that included soliciting feedback from major stockholders in order to better understand and respond to our stockholders' views on executive compensation. Our review and outreach efforts included:

  •
  Outreach to 16 institutional stockholders, representing 66% of our outstanding shares;

  •
  Review of written correspondence submitted by institutional stockholders;

  •
  Engagement of an independent compensation consultant to assist our compensation committee in making executive compensation decisions and solicitation of advice from such consultant;

  •
  Review of our peer group composition;

  •
  Review of peer group non-employee director and executive stock ownership guidelines; and

  •
  Examination of analyses and policies of proxy advisory services related to compensation and governance practices.

        In response to our discussions with stockholders and as part of our ongoing evaluation of all elements of our executive compensation program, we took the following actions:

  •
  Engaged an independent compensation committee consultant, Barney & Barney;

  •
  Adopted a new peer group, comprised of companies in our industry sector and with similar geographic reach of operations meeting at least two of the three following factors: revenues under $800 million, headcount under 3,000 employees and market capitalization under $6 billion. We believe companies meeting these criteria best reflect those with whom we compete for executive talent, though we excluded companies that compete with us for talent that are much larger than us with respect to revenue, headcount and market capitalization. In addition, as of December 2013, we were at approximately the 80th percentile of this peer group with respect to net income and 67th percentile with respect to one year total stockholder return;

  •
  Amended our insider trading policy to prohibit hedging by our directors and officers, consistent with corporate governance best practices; and

  •
  Recommended to our board of directors that the evergreen provision in the 2009 Plan, which provides for an annual increase in the number of shares available for issuance under the 2009 Plan, be removed the next time the 2009 Plan is amended. Accordingly, the evergreen provision has been eliminated in the Restated 2009 Plan, as described in Proposal No. 4 to this Proxy Statement.

        We believe that with these changes, our compensation philosophy, policies, programs and practices further demonstrate our ongoing commitment to effectively align pay with performance and reflect sound governance principles.

        At our 2011 Annual Meeting of Stockholders our stockholders voted, in a non-binding advisory vote, in favor of having a non-binding stockholder vote on executive compensation once every year. The next advisory vote to approve the compensation of our named executive officers will take place at our 2015 Annual Meeting of Stockholders.

Compensation Determination Process

        In determining the appropriate level of total compensation for our named executive officers, the compensation committee reviews and considers the performance of each named executive officer in light of the factors outlined above. The compensation committee also evaluates comparative compensation data, which includes salary, equity and other compensation components from a peer group of companies. The chief executive officer reviews the comparative data and discusses the factors listed above, and then makes recommendations to the compensation committee regarding total compensation for each named executive officer other than himself. The compensation committee reviews and discusses the information and determines the total compensation for each named executive officer, including the chief executive officer, as it deems appropriate.

        We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

        In 2012, our compensation committee reviewed publicly available compensation data aggregated for a peer group of companies consisting of technology companies with market capitalizations between $450 million and $2.6 billion at the time of such review and included:

ACI Worldwide, Inc.	comScore, Inc.	Nutrisystem, Inc.
Advent Software, Inc.	Constant Contact, Inc.	Progress Software Corporation
ArcSight	DealerTrack Technologies, Inc.	Sourcefire, Inc.
Ariba, Inc.	Ebix, Inc.	Switch & Data Facilities Company, Inc.
Art Technology Group, Inc.	EPIQ Systems, Inc.	Taleo Corporation
Blackbaud, Inc.	LogMeIn, Inc.	Terremark Worldwide, Inc.
Blue Nile, Inc.	Manhattan Associates, Inc.	The Ultimate Software Group, Inc.
Bottomline Technologies (de), Inc.	NetSuite Inc.	United Online, Inc.
CommVault Systems, Inc.	NIC Inc.	Websense, Inc.

This comparative data is valuable in that it provides insight into ranges and components of total compensation as well as confirms the reasonableness of our own compensation decisions. In 2013, in connection with evaluating compensation for our named executive officers, our compensation committee reviewed the compensation data discussed above and determined to maintain the compensation packages for our name executive officers during 2013.

        The compensation committee also evaluates the performance of the chief executive officer each year. The chief executive officer's total compensation is determined by the compensation committee in executive session without the presence of the chief executive officer. The committee's decision regarding total compensation for the chief executive officer is based on the philosophy outlined above as well as the review of peer group data. As a result of our compensation committee's assessment of the chief executive officer's roles and responsibilities within our Company, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

        In light of the vote outcome of our 2013 say on pay vote, our compensation committee found it necessary to carefully examine and review our peer group of companies. In December 2013, our compensation committee changed our peer group for the purposes of setting 2014 compensation to focus on a peer group of companies consisting of online services and technology companies based on several factors, including industry sector, revenues, market capitalization, headcount and location. The following companies comprise our revised peer group and consist of companies meeting at least two of the three following factors: revenues under $800 million, headcount under 3,000 employees and market capitalization under $6 billion.

Advent Software, Inc.	Jive Software, Inc.	SolarWinds, Inc.
Angie's List, Inc.	LivePerson, Inc.	TiVo Inc.
Bankrate, Inc.	LogMeIn, Inc.	Travelzoo Inc.
Blackbaud, Inc.	Netsuite Inc.	TripAdvisor, Inc.
Cornerstone OnDemand, Inc.	Pandora Media, Inc.	Trulia, Inc.
Demand Media, Inc.	Qlik Technologies Inc.	WebMD Health Corp.
Financial Engines, Inc.	Realpage, Inc.	YELP Inc.
HomeAway, Inc.	Shutterfly, Inc.	Zillow, Inc.
j2 Global, Inc.

As of December 2013, as compared to this peer group, we were at approximately the 29th percentile for headcount, 34th percentile for revenues and 54th percentile for market capitalization. In addition, we were at approximately the 80th percentile of this peer group with respect to net income and 67th percentile with respect to one year total stockholder return.

Compensation Consultant Fees and Services

        For 2013, our compensation committee engaged Barney & Barney directly to serve as its compensation consultant. Our compensation committee reviewed the nature of and extent of the relationship among the compensation committee, our company and Barney & Barney and the individuals at Barney & Barney providing advice to the compensation committee with respect to any conflicts or potential conflicts of interest. Based on that review, our compensation committee believes that there are no conflicts of interest or potential conflicts of interest that would influence Barney & Barney's provision of advice to the compensation committee.

        During 2013, Barney & Barney provided the following executive compensation services:

  •
  advised on the formation of a new peer group as presented by management;

  •
  advised on current base salary and incentive compensation as presented by management; and

  •
  advised on current use of long-term compensation.

Base Salaries

        In general, base salaries for our named executive officers are initially established through arm's-length negotiation at the time the executive is hired or promoted, taking into account such executive's qualifications, experience and prior salary. Our aim is to offer base salaries that are cost-effective while also remaining competitive for the retention and recruitment of talented executives. Adjustments to base salaries are based on the scope of a named executive officer's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer's current salary, equity ownership and the amounts paid to a named executive officer's peers inside our Company by conducting an internal analysis, which compares the pay of each named executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

        None of our named executive officers received an increase in base salary during 2013 because our compensation committee determined that maintaining their 2012 compensation packages was appropriate following its review of compensation data of our peer group. The actual base salaries paid to all of our named executive officers during fiscal year 2013 are set forth in the "2013 Summary Compensation Table."

Annual Cash Bonuses

        In addition to base salaries, annual cash bonus opportunities have been awarded to our named executive officers when our compensation committee has determined that such an incentive is necessary to align our corporate goals with the cash compensation payable to an executive.

        During the first two quarters of 2013, Mr. Dodson was eligible to receive an incentive bonus under a bonus plan based on the number of installed restaurant customers using our Electronic Reservation Book ("ERB") and Connect products, the achievement of commissions goals by our sales team and the effectiveness of our restaurant relations team in retaining restaurants in our installed base, in each case, during 2013. In response to the change in our Company's focus with respect to restaurant customer sales and retention to focus on restaurant customers using our ERB product, in September 2013, our compensation committee modified Mr. Dodson's bonus plan so that Mr. Dodson was eligible to receive an incentive bonus based on the number of installed restaurant customers using our ERB product, the achievement of commissions goals by our sales team and the effectiveness of our restaurant relations team in retaining restaurants in our installed base, in each case, during 2013. Such modified bonus plan was effective for the last two quarters of 2013. Mr. Dodson's objectives were set at levels that our compensation committee determined to be challenging and requiring substantial effort on the part of Mr. Dodson to achieve. The objectives would not be achieved by average or below average performance by Mr. Dodson. The target incentive bonus for Mr. Dodson was set at $200,000, which our compensation committee determined was necessary to align his individual incentives with corporate sales and customer retention objectives and to maintain competitive total compensation for his position. Amounts paid under the bonus plan are determined based on the percentage achievement (which can exceed 100%) and relative weightings for each objective and are based on a $200,000 target bonus at 100% achievement for each of the objectives. Each quarter, the Company reviews achievement of the targets under Mr. Dodson's bonus plan and Mr. Dodson is paid his bonus based on that achievement on a quarterly basis. In 2013, Mr. Dodson achieved a number of installed restaurant customers, commissions goals by our sales team and retention of restaurants in our installed base that resulted in 97% of the aggregated objectives under his bonus plan. As such, Mr. Dodson was awarded $193,801 or 97% of his target incentive for 2013.

        There is currently a similar 2014 incentive arrangement in place for Mr. Dodson with a target bonus opportunity of $200,000.

        In 2013, Mr. Essas was eligible to receive an incentive bonus under a bonus plan based on the number of covers seated during 2013. Our compensation committee determined that a target incentive bonus of $150,000 was necessary to align his individual incentives with engineering objectives and to maintain competitive total compensation for his position. In January 2014, our compensation committee determined that Mr. Essas achieved 93% of the target level under his 2013 bonus plan based upon the number of covers seated during 2013. As such, Mr. Essas was awarded $139,039 or 93% of his target incentive for 2013.

        The foregoing bonuses earned by Messrs. Dodson and Essas during fiscal year 2013 are set forth in the "2013 Summary Compensation Table." We do not have a formal policy regarding the adjustment or recovery of awards or payments if performance is restated after the payment of the awards.

Long-Term Equity Incentives

        The goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Because vesting is time-based and subject to continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the retention value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. We have not granted any equity awards other than stock options to our named executive officers to date. Our compensation committee currently oversees our long-term equity incentive program.

        To reward and retain our named executive officers in a manner that best aligns employees' interests with stockholders' interests, we use stock options as the primary incentive vehicles for long-term compensation. Because named executive officers are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide a meaningful incentive to named executive officers to achieve increases in the value of our stock over time.

        We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or "refresher" grants. To date there has been no set program for the award of refresher grants, and the compensation committee may make stock option awards to named executive officers in its discretion, including in connection with the promotion of a named executive officer, to reward a named executive officer, for retention purposes or for other circumstances recommended by management or otherwise determined to be appropriate by our compensation committee.

        The exercise price for all option awards is the closing price of our common stock on the NASDAQ Global Market on the grant date. If the NASDAQ is closed for trading on that date, the exercise price is the closing price on the immediately preceding trading day. Initial stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date, which is typically the date of hire, and the remainder of the shares underlying the option vest in substantially equal monthly installments over the remaining 36 months thereafter. Refresher grants generally vest over two to four years, and specific vesting schedules are determined by our compensation committee after taking into account a variety of factors such as the duration of any outstanding awards and specific retention goals. We believe these vesting schedules appropriately encourage long-term employment with our Company while allowing our executives to realize compensation in line with the value they have created for our stockholders. We do not have any security ownership requirements for our named executive officers.

        After considering the factors above and taking into account prior option grants made to our named executive officers, which grants vest over multiple years, we did not make additional equity grants to our named executive officers during 2013. As discussed above under "—Stockholder Vote on Executive Compensation," we intended the option grants made to our chief executive officer in 2011 and 2012 to constitute his long-term equity incentive compensation until June 2015; similarly, we intended the stock option grants made to our other named executive officers in 2012 to serve as multi-year long-term equity incentive compensation. We believe our decision not to grant any additional equity awards in 2013 results in overall compensation to our named executive officers that is consistent with our compensation objectives.

Retirement Savings

        All of our employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, all employees may elect to contribute a portion of their current compensation to our 401(k) plan, in an amount up to the statutorily prescribed annual limit. An employee 50 years of age or older was also eligible to make an additional catch-up contribution of $5,500 for 2013. In 2013, we matched 25% of the first 4% of the employee's eligible deferral, with a maximum matching contribution of 1% of a participant's eligible compensation for the current plan year. Employee contributions are matched on a per pay period basis with no quarterly or annual catch-up or true-up.

Perquisites

        From time to time, our Board has provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but believe they can be useful in attracting, motivating and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances. Currently we do not provide any perquisites to our executive officers as an element of their overall compensation structure, but may do so in the future. However, we do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee.

Termination-Based Compensation

        Matthew Roberts.    As the result of arm's-length negotiations in connection with an amended and restated offer letter agreement we entered into with Mr. Roberts in January 2012, we agreed to provide Mr. Roberts certain severance benefits in the event of certain terminations of employment. Under the offer letter agreement, if Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control of our Company, he is entitled to continued payment of his base salary for 12 months, continued health benefits coverage for 12 months and 12 months' vesting acceleration with respect to all of his equity awards. The provision of severance benefits to Mr. Roberts is subject to his execution of a general release of claims. For a further description of Mr. Roberts' offer letter agreement, see "—Letter Agreements with Named Executive Officers" below.

        I. Duncan Robertson.    As the result of arm's-length negotiations in connection with an amended and restated offer letter agreement we entered into with Mr. Robertson in January 2012, we agreed to provide Mr. Robertson severance benefits if his employment is terminated by our Company without cause or is constructively terminated by us, in each case, within 12 months following a change in control of our Company. In such an event, Mr. Robertson is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and six months' vesting acceleration with respect to all of his equity awards. The provision of severance benefits to Mr. Robertson is subject to his execution of a general release of claims. For a further description of Mr. Robertson's offer letter agreement, see "—Letter Agreements with Named Executive Officers" below.

        Joseph Essas.    As the result of arm's-length negotiations in connection with an offer letter agreement we entered into with Mr. Essas in June 2012, which became effective on July 18, 2012, we agreed to provide Mr. Essas severance benefits if his employment is terminated by our Company without cause or is constructively terminated by us, in each case, within twelve months following a change in control of our Company. In such an event, Mr. Essas is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and six months' vesting acceleration with respect to all of his equity awards. The provision of severance benefits to Mr. Essas is subject to his execution of a general release of claims. For a further description of Mr. Essas' offer letter agreement, see "—Letter Agreements with Named Executive Officers" below.

        We have routinely granted and will continue to grant our named executive officers stock options under our equity incentive plans. Our equity incentive plans generally provide for the full acceleration of vesting of outstanding stock options if such options are not assumed or substituted by an acquirer in a change in control of the Company. The estimated value of these benefits, along with the benefits payable to Messrs. Roberts, Robertson and Essas upon a termination of their employment, is set forth below in the section entitled "Potential Payments Upon Change in Control and Upon Termination Following Change in Control."

Tax Considerations

        Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our president and chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is exempt from Section 162(m). In approving the amount and form of compensation for our executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not qualify for exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2013 Summary Compensation Table

        The following table summarizes the compensation that we paid to our chief executive officer, chief financial officer and each of our two other most highly compensated executive officers during the year ended December 31, 2013, or our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Matthew Roberts,	2013	$500,000	$—	$—	$—	$4,193	(2)	$504,193
President and Chief	2012	500,000	—	8,037,487	—	500		8,537,987
Executive Officer	2011	398,674	—	887,445	106,729	500		1,393,348
I. Duncan Robertson,	2013	300,000	—	—	—	4,200	(3)	304,200
Chief Financial Officer	2012	292,500	—	2,566,658	—	1,700		2,860,858
	2011	107,292	—	183,294	42,692	900		334,178
Michael Dodson,	2013	400,000	—	—	193,801	4,441	(2)	598,242
Senior Vice President,	2012	400,000	—	4,416,675	181,078	500		4,998,253
Sales	2011	175,000	—	—	214,612	500		390,112
Joseph Essas,	2013	350,000	—	—	139,039	2,889	(2)	491,928
Chief Technology Officer	2012	157,986	150,000	3,761,380	69,231	—		4,138,597

(1)
Amounts shown represent the aggregate grant date fair value of option awards granted in the year indicated computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The amount reported for each named executive officer represents our matching contribution made under our 401(k) plan.

(3)
The amount reported for Mr. Robertson includes $1,200 we paid to Mr. Robertson in exchange for forgoing coverage under our health plans and $3,000 representing our matching contribution made under our 401(k) plan.

Grants of Plan-Based Awards in 2013 Table

        The following table provides information regarding grants of plan-based awards made during the year ended December 31, 2013, to each of our named executive officers, if any. No equity grants were made to our named executive officers during 2013.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)
Name	Target
Michael Dodson	$200,000	(1)
Joseph Essas	150,000	(2)

(1)
Represents the annual cash bonus opportunity for 2013 under Mr. Dodson's 2013 bonus plan. Under Mr. Dodson's 2013 bonus plan, there are no applicable threshold or maximum payouts.

(2)
Represents the annual cash bonus opportunity for 2013 under Mr. Essas' 2013 bonus plan. Under Mr. Essas' 2013 bonus plan, there are no applicable threshold or maximum payouts.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table shows grants of stock options outstanding on December 31, 2013, the last day of our fiscal year, to each of our named executive officers.

	Option Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Matthew Roberts	6/17/2011		66,000	—	$24.97	1/21/2020
	7/1/2011		3,748	—	82.56	6/30/2021
	8/1/2011		4,459	—	70.22	7/31/2021
	9/1/2011		5,436	—	58.25	8/31/2021
	10/3/2011		7,180	—	44.10	10/2/2021
	11/1/2011		7,341	—	43.10	10/31/2021
	12/1/2011		8,644	—	36.24	11/30/2021
	12/1/2011		162,075	—	39.01	1/2/2022
	6/1/2013	(1)	63,541	190,623	39.01	1/2/2022
I. Duncan Robertson	10/24/2011		227	—	51.62	10/23/2021
	12/23/2011	(2)	72,228	60,190	39.01	1/2/2022
Michael Dodson	2/20/2007		26,291	—	4.88	2/4/2017
	2/20/2012	(1)	26,560	6,000	24.97	1/21/2020
	2/20/2012	(1)	38,859	8,060	39.01	1/2/2022
	2/20/2014	(3)	—	127,317	39.01	1/2/2022
Joseph Essas	7/18/2012	(4)	—	129,167	37.69	7/17/2022

(1)
These options vest as to 1/24th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(2)
These options vest as to 1/44th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(3)
These options vest as to 1/22nd of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(4)
These options vest as to 25% of the total number of shares subject to the option on the one year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option on each subsequent monthly anniversary of the vesting commencement date until all shares are vested.

Option Exercises and Stock Vested in 2013 Table

        The following table shows information regarding the exercise of stock options and the vesting of stock awards during the year ended December 31, 2013, if any, for each of our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
I. Duncan Robertson	9,000	$320,908
Michael Dodson	94,498	3,379,585
Joseph Essas	70,833	2,216,884

(1)
Amounts reported represent the difference between the exercise price of the option and the closing trading price of our common stock on the date of exercise.

Pension Benefits

        We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans.

Letter Agreements with Named Executive Officers

Matthew Roberts

        On January 3, 2012, we entered into an amended and restated offer letter agreement with Mr. Roberts, setting forth the terms and conditions of his employment as our president and chief executive officer, effective as of January 1, 2012. This offer letter agreement provides for an annual base salary of $500,000. Subject to the discretion of the Board and Mr. Roberts' continued employment, Mr. Roberts will be eligible to receive grants of equity awards on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

        Pursuant to this offer letter agreement, if Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control of our Company, he is entitled to continued payment of his base salary for 12 months, continued health benefits coverage for 12 months and 12 months' vesting acceleration with respect to all of his equity awards. The provision of severance benefits to Mr. Roberts is subject to his execution of a general release of claims.

I. Duncan Robertson

        On January 4, 2012, we entered into an amended and restated offer letter agreement with Mr. Robertson, setting forth the terms and conditions of his employment as our chief financial officer, effective as of January 1, 2012. This offer letter agreement provides for an annual base salary of $300,000. Subject to the discretion of the Board and Mr. Robertson's continued employment, Mr. Robertson is eligible to receive grants of equity awards on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

        Pursuant to the terms of his offer letter, if Mr. Robertson's employment is terminated by us without cause or Mr. Robertson experiences a constructive termination, in each case, within the 12 months following a change in control of our Company, he is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and six months' vesting acceleration with respect to all of his equity awards. The provision of severance benefits to Mr. Robertson is subject to his execution of a general release of claims.

Michael Dodson

        On February 22, 2002, we entered into an offer letter agreement with Mr. Dodson, setting forth the terms and conditions of his employment. This offer letter agreement includes Mr. Dodson's initial base salary and stock option grant along with vesting acceleration provisions with respect to that initial stock option grant. We no longer have any executory obligations under Mr. Dodson's offer letter.

Joseph Essas

        On June 8, 2012, we entered into an offer letter agreement with Mr. Essas, setting forth the terms and conditions of his employment as our chief technology officer, effective as of July 18, 2012. This offer letter agreement provides for an annual base salary of $350,000 and an annual performance bonus opportunity targeted at $150,000 to be earned based on the achievement of annual performance targets established by our compensation committee in fiscal year 2013. If our Board and compensation committee fail to establish annual performance targets, the performance bonus will be earned based on Mr. Essas' and our Company's overall performance as determined by our Board or compensation committee. In addition, the offer letter provides for a supplemental cash retention award of $150,000 that was paid in one lump sum upon the Essas Commencement Date. In the event Mr. Essas' employment with our Company is terminated by us or Mr. Essas, for any reason, then Mr. Essas is required to reimburse our Company and forfeit 50% of the post-tax amount Mr. Essas received in respect of the retention award if such termination occurs at any time after the first anniversary of the Essas Commencement Date and on or prior to the second anniversary of the Essas Commencement Date, in each case, so long as Mr. Essas is not entitled to receive severance benefits pursuant to his offer letter.

        Pursuant to the terms of his offer letter, if Mr. Essas' employment is terminated by our Company without cause or is constructively terminated by us, in each case, within 12 months following a change in control of our Company, he is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and six months' vesting acceleration with respect to all of his equity awards. The provision of severance benefits to Mr. Essas is subject to his execution of a general release of claims.

Potential Payments Upon a Change in Control and Upon Termination Following a Change in Control

Potential Payments Upon a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers upon a change in control of our Company on December 31, 2013. Amounts below reflect potential payments pursuant to stock options granted under our 2009 Plan.

Name of Executive Officer	Value of Accelerated Options if Not Assumed or Substituted(1)
Matthew Roberts	$7,693,544
I. Duncan Robertson	2,429,268
Michael Dodson	5,790,216
Joseph Essas	5,383,681

(1)
Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2013, using $79.37 per share, the closing trading price of our common stock as of that date.

Potential Payments Upon Termination Apart From a Change in Control

        No benefits would have accrued to any of our named executive officers if their employment had been terminated by us without cause on December 31, 2013, in the event such termination occurred prior to or more than twelve months following a change in control of our Company.

Potential Payments Upon Termination Following a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to Messrs. Roberts, Robertson and Essas pursuant to their offer letter agreements described above under "—Letter Agreements with Named Executive Officers" if their employment had been terminated by us without cause or if they had experienced a constructive termination upon a change in control consummating on December 31, 2013. No other named executive officer was eligible for benefits in the event of such termination of employment during 2013.

Name of Executive Officer	Salary Continuation	Value of Accelerated Equity Awards(1)	Severance Payment	Value of Continued Health Care Coverage Premiums	Total
Matthew Roberts	$500,000	$5,129,030	$—	$20,171	$5,649,200
I. Duncan Robertson	150,000	728,781	—	—	878,781
Joseph Essas	175,000	1,042,000	—	10,179	1,227,179

(1)
Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2013, using $79.37 per share, the closing trading price of our common stock as of that date.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2013, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(2)(3)	2,424,151	$38.72	(4)	1,362,743
Equity Compensation Plans Not Approved by Stockholders	0	0		0

Total	2,424,151	$38.72		1,362,743

(1)
Represents 2,070,623 shares to be issued upon exercise of outstanding options and 353,528 shares that may be issued upon vesting of restricted stock units.

(2)
Includes the 1999 Plan and the 2009 Plan.

(3)
The 2009 Plan contains an "evergreen" provision, pursuant to which the number of shares of common stock reserved for issuance of the 2009 Plan shall be increased on the first day of each year beginning in 2010 and ending in 2019, equal to the least of (A) 744,063 shares and (B) three percent (3%) of the shares of Stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of Stock as determined by the Board; provided, however, no more than 8,680,730 shares of Stock may be issued upon the exercise of Incentive Stock Options.

(4)
353,528 shares issuable upon vesting of restricted stock units have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of OpenTable under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee J. William Gurley, Chair A. George "Skip" Battle Daniel Meyer

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of OpenTable under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee's functions are more fully described in its charter, which is available on our website at http://investors.opentable.com/corporate-governance.cfm. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management OpenTable's audited financial statements as of and for the fiscal year ended December 31, 2013.

        The audit committee has discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" as adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the audit committee discussed with Deloitte & Touche LLP their independence, and received from Deloitte & Touche LLP the written disclosures and the letter required by the PCAOB regarding the firm's independence from OpenTable. Finally, the audit committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP's audit of such financial statements.

        Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee also has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee A. George "Skip" Battle, Chair Robert Hohman Paul Pressler

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below transactions and series of similar transactions, since January 1, 2013, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Investors' Rights Agreement

        We are party to an investors' rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Other Transactions

        Director Daniel Meyer is the founder and chief executive officer of USHG. USHG is a restaurant customer of ours, and during our last fiscal year, USHG made aggregate payments to us of approximately $259,000. We currently expect that USHG will make aggregate payments to us in excess of $120,000 during 2014.

Indemnification Agreements

        The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's bylaws.

        Other than as described above under this section "Certain Relationships and Related Transactions," since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

        Our Board has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related party transactions in which the amount involved exceeds $50,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our audit committee will (1) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and (2) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our audit committee under the policy. These pre-approved transactions include: (1) certain compensation arrangements; (2) transactions in the ordinary course of business where the related party's interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (3) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        Brokers with account holders who are OpenTable stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, OpenTable, Inc., One Montgomery Street, 7th Floor, San Francisco, California 94104 or (3) contact our Investor Relations department by telephone at (415) 344-6520. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

 ANNUAL REPORTS

        The fiscal 2013 Annual Report to Stockholders, including our 2013 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2013 Annual Report at www.proxyvote.com, which does not have "cookies" that identify visitors to the site. Requests for copies of our Annual Report to Stockholders may also be directed to Investor Relations, OpenTable, Inc., One Montgomery Street, 7th Floor, San Francisco, California 94104.

        We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by an OpenTable stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits. All requests should be directed to Investor Relations, OpenTable, Inc., One Montgomery Street, 7th Floor, San Francisco, California 94104.

By Order of the Board of Directors
I. Duncan Robertson Chief Financial Officer and Secretary

April 25, 2014

Appendix A

OPENTABLE, INC.
AMENDED AND RESTATED 2009 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

        The purpose of the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan (the "Plan") is to promote the success and enhance the value of OpenTable, Inc. (the "Company") by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. This Plan constitutes an amendment and restatement of the OpenTable, Inc. 2009 Equity Incentive Award Plan (the "Original 2009 Plan"), which was approved by the Company's stockholders on May 8, 2009. In the event that the Company's stockholders do not approve the Plan, the Original 2009 Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date the Plan is approved by the Board.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

        Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

        2.1   "Administrator" shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term "Administrator" shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

        2.2   "Award" shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, "Awards").

        2.3   "Award Agreement" shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

        2.4   "Award Limit" shall mean with respect to Awards that shall be payable in shares of Common Stock or in cash, as the case may be, the respective limit set forth in Section 3.3.

        2.5   "Board" shall mean the Board of Directors of the Company.

        2.6   "Change in Control" shall mean and includes each of the following:

          (a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

          (b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.6(a) or Section 2.6(c)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

              (i)  Which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

             (ii)  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.6(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

          (d)   The Company's stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a "change in control event," as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

        2.7   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        2.8   "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

        2.9   "Common Stock" shall mean the common stock of the Company, par value $0.0001 per share.

        2.10 "Company" shall mean OpenTable, Inc., a Delaware corporation.

        2.11 "Consultant" shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

        2.12 "Covered Employee" shall mean any Employee who is, or could be, a "covered employee" within the meaning of Section 162(m) of the Code.

        2.13 "Deferred Stock" shall mean a right to receive Common Stock awarded under Section 9.4.

        2.14 "Director" shall mean a member of the Board, as constituted from time to time.

        2.15 "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.2.

        2.16 "DRO" shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

        2.17 "Effective Date" shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company's stockholders.

        2.18 "Eligible Individual" shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

        2.19 "Employee" shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

        2.20 "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

        2.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        2.22 "Fair Market Value" shall mean, as of any given date, the value of a share of Common Stock determined as follows:

          (a)   If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (b)   If the Common Stock is not listed on an established stock exchange or national market system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (c)   If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith

        2.23 "Full Value Award" shall mean any Award that is settled in Shares other than an Option or a Stock Appreciation Right.

        2.24 "Greater Than 10% Stockholder" shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

        2.25 "Holder" shall mean a person who has been granted an Award.

        2.26 "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

        2.27 "Non-Employee Director" shall mean a Director of the Company who is not an Employee.

        2.28 "Non-Employee Director Equity Compensation Policy" shall have the meaning set forth in Section 12.1.

        2.29 "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

        2.30 "Option" shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

        2.31 "Performance Award" shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.1.

        2.32 "Performance-Based Compensation" shall mean any compensation that is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

        2.33 "Performance Criteria" shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

          (a)   The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders' equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Common Stock, (xvii) regulatory body approval for commercialization of a product, (xviii) implementation or completion of critical projects and (xix) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

          (b)   The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles ("GAAP"); (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

        2.34 "Performance Goals" shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

        2.35 "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder's right to, and the payment of, a Performance Award.

        2.36 "Plan" shall mean this OpenTable, Inc. 2009 Equity Incentive Award Plan, as it may be amended or restated from time to time.

        2.37 "Prior Plan" shall mean the OpenTable, Inc. Amended and Restated 1999 Stock Plan, as such plan may be amended from time to time.

        2.38 "Public Trading Date" shall mean the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

        2.39 "Restricted Stock" shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

        2.40 "Restricted Stock Units" shall mean the right to receive Common Stock awarded under Section 9.5.

        2.41 "Securities Act" shall mean the Securities Act of 1933, as amended.

        2.42 "Stock Appreciation Right" shall mean a stock appreciation right granted under Article 10.

        2.43 "Stock Payment" shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

        2.44 "Subsidiary" means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

        2.45 "Substitute Award" shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

        2.46 "Termination of Service" shall mean:

          (a)   As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

          (b)   As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

          (c)   As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

        The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder's employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

 ARTICLE 3.

SHARES SUBJECT TO THE PLAN

        3.1    Number of Shares.

          (a)   Subject to Section 14.2 and Section 3.1(b) the aggregate number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 6,494,477, and (ii) any shares of Common Stock which are subject to awards under the Prior Plan which are forfeited or lapse unexercised and which following the Effective Date are not issued under the Prior Plan; provided, however, that such aggregate number of shares available for issuance under the Plan shall be reduced by 1.66 shares for each share of Common Stock delivered in settlement of any Full Value Award.

          (b)   To the extent that an Award that is not a Full Value Award terminates, expires, or lapses for any reason, or such Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent that a Full Value Award is forfeited or expires or such Full Value Award is settled in cash without the delivery of shares to the Holder, the shares of Common Stock available under the Plan shall be increased by 1.66 shares subject to such Full Value Award that is forfeited, expired or settled in cash. Notwithstanding the foregoing, the following shares of Common Stock will not be added back to the aggregate number of shares of Common Stock available for issuance: (i) shares that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under the Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under the Prior Plan), (ii) shares delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under the Prior Plan), (iii) shares delivered to or withheld by the Company to pay the withholding taxes related an Option or Stock Appreciation Right (or an option or stock appreciation right granted under the Prior Plan), or (iv) shares repurchased on the open market with cash proceeds from exercise of an Option (or option granted under the Prior Plan). Any shares of Common Stock repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

        3.2    Stock Distributed.    Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

        3.3    Limitation on Number of Shares Subject to Awards.    Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one person during any calendar year shall be 1,000,000, and the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more Awards payable in cash shall be $1,000,000; provided, further, that the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any Non-Employee Director during any calendar year shall be 85,600. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

 ARTICLE 4.

GRANTING OF AWARDS

        4.1    Participation.    The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Article 12 regarding the automatic grant of options to Non-Employee Directors, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Except as provided in Section 12.1 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

        4.2    Award Agreement.    Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

        4.3    Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

        4.4    At-Will Employment.    Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

        4.5    Foreign Holders.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

        4.6    Stand-Alone and Tandem Awards.    Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

 ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

        5.1    Purpose.    The Committee, in its sole discretion, may determine whether an Award is to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of GAAP.

        5.2    Applicability.    The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

        5.3    Types of Awards.    Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, and any performance or incentive Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

        5.4    Procedures with Respect to Performance-Based Awards.    To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 7 or 8 to one or more Eligible Individuals and which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Holders, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

        5.5    Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Furthermore, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

        5.6    Additional Limitations.    Notwithstanding any other provision of the Plan, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

        6.1    Granting of Options to Eligible Individuals.    The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

        6.2    Qualification of Incentive Stock Options.    No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an "incentive stock option" under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other "incentive stock options" into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

        6.3    Option Exercise Price.    The exercise price per share of Common Stock subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

        6.4    Option Term.    The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder and Section 11.6 hereof, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

        6.5    Option Vesting.

          (a)   The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

          (b)   No portion of an Option which is unexercisable at a Holder's Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

        6.6    Substitute Awards.    Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

        6.7    Substitution of Stock Appreciation Rights.    Subject to Section 11.6 hereof, the Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE 7.

EXERCISE OF OPTIONS

        7.1    Partial Exercise.    An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

        7.2    Manner of Exercise.    All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

          (a)   A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

          (b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

          (c)   In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

          (d)   Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

        7.3    Notification Regarding Disposition.    The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

        8.1    Award of Restricted Stock.

          (a)   The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

          (b)   The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

        8.2    Rights as Stockholders.    Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

        8.3    Restrictions.    All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder's duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

        8.4    Repurchase or Forfeiture of Restricted Stock.    If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder's rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder's death, retirement or disability or any other specified Termination of Service or any other event, the Holder's rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

        8.5    Certificates for Restricted Stock.    Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

        8.6    Section 83(b) Election.    If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED
STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

        9.1    Performance Awards.

          (a)   The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Administrator.

          (b)   Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5. Additionally, any such bonuses paid to any Eligible Individual shall be subject to the Award Limit.

        9.2    Dividend Equivalents.

          (a)   Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

          (b)   Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

        9.3    Stock Payments.    The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

        9.4    Deferred Stock.    The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued to the Holder.

        9.5    Restricted Stock Units.    The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

        9.6    Term.    The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

        9.7    Exercise or Purchase Price.    The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law.

        9.8    Exercise upon Termination of Service.    A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder's death, retirement or disability or any other specified Termination of Service.

 ARTICLE 10.

AWARD OF STOCK APPRECIATION RIGHTS

        10.1    Grant of Stock Appreciation Rights.

          (a)   The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

          (b)   A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the per share Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

          (c)   Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

        10.2    Stock Appreciation Right Vesting.

          (a)   The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

          (b)   No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

        10.3    Manner of Exercise.    All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

          (a)   A written notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

          (b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

          (c)   In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

        10.4    Stock Appreciation Right Term.    The term of each Stock Appreciation Right (the "Stock Appreciation Right Term") shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the first sentence of this Section 10.4 or Section 11.6 hereof, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

        10.5    Payment.    Payment of the amounts determined under Section 10.2(c) and 10.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

        11.1    Payment.    The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

        11.2    Tax Withholding.    The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder's FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

        11.3    Transferability of Awards.

          (a)   Except as otherwise provided in Section 11.3(b):

              (i)  No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

             (ii)  No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

            (iii)  During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder's will or under the then applicable laws of descent and distribution.

          (b)   Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 11.3(b), "Permitted Transferee" shall mean, with respect to a Holder, any "family member" of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

          (c)   Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder's spouse as his or her beneficiary with respect to more than 50% of the Holder's interest in the Award shall not be effective without the prior written consent of the Holder's spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder's death.

        11.4    Conditions to Issuance of Shares.

          (a)   Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

          (b)   All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Administrator may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

          (c)   The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

          (d)   No fractional shares of Common Stock shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

          (e)   Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

        11.5    Forfeiture Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Service for "cause" (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

        11.6    Repricing.    Subject to Section 14.2, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

ARTICLE 12.

NON-EMPLOYEE DIRECTOR AWARDS

        12.1    Non-Employee Director Awards.    The Board may grant Awards to Non-Employee Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the "Non-Employee Director Equity Compensation Policy"). The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of shares of Stock to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 13.

ADMINISTRATION

        13.1    Administrator.    The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a "non-employee director" as defined by Rule 16b-3 of the Exchange Act or any successor rule, an "outside director" for purposes of Section 162(m) of the Code and an "independent director" under the rules of the NASDAQ Stock Market (or other principal securities market on which shares of Common Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

        13.2    Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

        13.3    Action by the Committee.    Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

        13.4    Authority of Administrator.    Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

          (a)   Designate Eligible Individuals to receive Awards;

          (b)   Determine the type or types of Awards to be granted to each Holder;

          (c)   Determine the number of Awards to be granted and the number of shares of Common Stock to which an Award will relate;

          (d)   Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

          (e)   Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (f)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;

          (g)   Decide all other matters that must be determined in connection with an Award;

          (h)   Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

          (i)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

          (j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

        13.5    Decisions Binding.    The Administrator's interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

        13.6    Delegation of Authority.    To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

        14.1    Amendment, Suspension or Termination of the Plan.    Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company's stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, (b) amend the terms of outstanding Awards to reduce the exercise price of outstanding Options or Stock Appreciation Rights or (c) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the date of approval of the Plan by the Board.

        14.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

          (a)   In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company's stock or the share price of the Company's stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the number and kind of

  Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 12.1; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

          (b)   In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

              (i)  To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder's rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder's rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder's rights had such Award been currently exercisable or payable or fully vested;

             (ii)  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

            (iii)  To make adjustments in the number and type of shares of the Company's stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

            (iv)  To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

             (v)  To provide that the Award cannot vest, be exercised or become payable after such event.

          (c)   In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

              (i)  The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

             (ii)  The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit).

          (d)   Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation.

          (e)   In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award, the Administrator shall cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

          (f)    For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

          (g)   The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

          (h)   With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

          (i)    The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          (j)    No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

          (k)   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

        14.3    Approval of Plan by Stockholders.    The Plan will be submitted for the approval of the Company's stockholders within twelve (12) months of the date of the Board's initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

        14.4    No Stockholders Rights.    Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

        14.5    Paperless Administration.    In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

        14.6    Effect of Plan upon Other Compensation Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

        14.7    Compliance with Laws.    The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

        14.8    Titles and Headings, References to Sections of the Code or Exchange Act.    The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

        14.9    Governing Law.    The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

        14.10    Section 409A.    To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

        14.11    No Rights to Awards.    No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

        14.12    Unfunded Status of Awards.    The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

        14.13    Indemnification.    To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        14.14    Relationship to other Benefits.    No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

        14.15    Expenses.    The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

0000205512_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . OPENTABLE, INC. Annual Meeting of Stockholders June 11, 2014 11:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Matthew Roberts and I. Duncan Robertson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OPENTABLE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on June 11, 2014, at the Galleria Park Hotel, 191 Sutter Street, San Francisco, California and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his discretion upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

02 0000000000 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000205512_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 J. William Gurley 02 Daniel Meyer OPENTABLE, INC. 1 MONTGOMERY STREET SUITE 700 SAN FRANCISCO, CA 94104 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2014. 3 Advisory vote on the approval of the compensation of our named executive officers. 4 To approve the amendment and restatement of the 2009 Equity Incentive Award Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.